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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ___)*


                            THREE-FIVE SYSTEMS, INC.
             -------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
             -------------------------------------------------------
                         (Title of Class of Securities)

                                    88554L108
             -------------------------------------------------------
                                 (CUSIP Number)

                                January 14, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided on a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                  Page 1 of 6
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----------------------                                --------------------------
CUSIP No.    88554L108                 13G            Page      2      of      6
----------------------                                --------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        DAVID R. BUCHANAN

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |_|


--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        UNITED STATES
--------------------------------------------------------------------------------
        NUMBER OF          5     SOLE VOTING POWER
         SHARES
      BENEFICIALLY               692,407
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH             -----------------------------------------------------

                           6     SHARED VOTING POWER

                                 0

                           -----------------------------------------------------
                           7     SOLE DISPOSITIVE POWER

                                 692,407

                           -----------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

                                 0


--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        692,407

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.73%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------
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----------------------                                --------------------------
CUSIP No.    88554L108                 13G            Page      3      of      6
----------------------                                --------------------------

ITEM 1.

         (a)      Name of Issuer:  Three-Five Systems, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                           1600 North Desert Drive
                           Tempe, Arizona  85281

ITEM 2.

         (a)      Name of Person Filing:  David R. Buchanan

         (b)      Address of Principal Business Office or, if none, Residence:
                           7331 Clearwater Parkway
                           Scottsdale, Arizona  85253

         (c)      Citizenship or Place of Organization:  United States


         (d)      Title of Class of Securities:  Common Stock

         (e)      CUSIP Number:  88554L108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)     [ ]       Broker or dealer registered under Section 15 of the
                           Act.

         (b)     [ ]       Bank as defined in Section 3(a)(6) of the Act.

         (c)     [ ]       Insurance company as defined in Section 3(a)(19) of
                           the Act.

         (d)     [ ]       Investment company registered under Section 8 of the
                           Investment Company Act.

         (e)     [ ]       An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E);

         (f)     [ ]       An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)     [ ]       A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G);

         (h)     [ ]       A savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act;

         (i)     [ ]       A church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)     [ ]       Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


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----------------------                                --------------------------
CUSIP No.    88554L108                 13G            Page      4      of      6
----------------------                                --------------------------

ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount Beneficially Owned:  692,407*

         (b)      Percent of Class:  5.73%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote:  692,407

                  (ii)     Shared power to vote or to direct the vote:  0

                  (iii) Sole power to dispose or to direct the disposition of: 692,407

                  (iv) Shared power to dispose or to direct the disposition of: 0

*Includes 66,667 shares issuable upon exercise of options held by Mr. Buchanan.

         Mr. Buchanan plans a regular program of selling in order to diversify his portfolio and for estate planning purposes.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable.



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CUSIP No.    88554L108                 13G            Page      5      of      6
----------------------                                --------------------------

ITEM 10. CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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----------------------                                --------------------------
CUSIP No.    88554L108                 13G            Page      6      of      6
----------------------                                --------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                 February 14, 2000
                                               -------------------------
                                                       Date



                                               /s/ David R. Buchanan
                                               --------------------------
                                                     Signature



                                                 David R. Buchanan
                                               --------------------------
                                                    Name/Title


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).